SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report:  April 28, 2004

(Date of earliest event reported)

HILTON HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-3427	36-2058176
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9336 Civic Center Drive Beverly Hills, California 90210
(Address of principal executive offices, including zip code)

(310) 278-4321
(Registrant’s telephone number, including area code)

ITEM 5.                                  OTHER EVENTS

First Quarter 2004 Financial Results

On April 28, 2004, Hilton Hotels Corporation (“Hilton”) reported financial results for the first quarter ended March 31, 2004.  Contributing to strong quarterly results were significant increases in Hilton’s management/franchise fee and timeshare businesses, along with strong revenue per available room (RevPAR) gains at Hilton’s comparable owned hotels and each of Hilton’s brands.

Hilton reported first quarter 2004 net income of $37 million, versus $9 million in the 2003 quarter.  Diluted net income per share was $.10 in the first quarter, compared with $.02 in the 2003 period.  The 2004 quarter was impacted by the following non-recurring items, which combined to benefit the quarter by less than $.01 per share: 1) $4 million of pre-tax losses on asset dispositions, 2) a $3 million pre-tax increase to interest income related to interest received on a favorable settlement of a prior year Federal income tax matter, and 3) a $2.5 million benefit to the tax provision from the utilization of tax loss carryforwards.

The 2003 quarter included two non-recurring items (a charge related to the impairment of certain public company equity securities held by Hilton, and a benefit from utilization of tax loss carryforwards) that combined to adversely impact that quarter by approximately $.02 per share.

The 2004 first quarter also reflects the implementation of Financial Accounting Standards Board Interpretation No. 46 (FIN 46), which resulted in the consolidation of a previously unconsolidated managed hotel.  The implementation of FIN 46 resulted in an increase in other revenue and expenses from managed and franchised properties and certain other expenses in the 2004 period.  However, it had no impact on reported net income or net income per share.

Hilton reported 2004 first quarter total company operating income of $131 million (a 52 percent increase from $86 million in the 2003 period) on total revenue of  $994 million (an increase of 9 percent from $909 million in the 2003 quarter.)

ITEM 12.                            DISCLOSURE OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following information is furnished pursuant to Item 12.  “Disclosure of Results of Operations and Financial Condition.”

On April 28, 2004, Hilton issued a press release setting forth Hilton’s earnings for first quarter 2004.  A copy of Hilton’s press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference in this Item 12.

Exhibit Index

99.1	Press release reporting first quarter 2004 financial results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 28, 2004
HILTON HOTELS CORPORATION

	By:	/s/ Matthew J. Hart
Matthew J. Hart
Executive Vice President and Chief Financial Officer